Exhibit 99.1

News Release

Release date: July 28, 2004

Contact:	John R. Folkerth
Chief Executive Officer
Shopsmith, Inc.
937-898-6070 Ext. 500

Shopsmith Reports First Quarter Results During Annual Shareholders Meeting

Dayton, OH. — Shopsmith, Inc. the leading manufacturer of multipurpose woodworking tools, today reported a net loss of $457,000 or $.18 per share on sales of $2,787,000 for its first fiscal quarter ending July 3, 2004. For the same fiscal quarter of the previous year, a net loss of $124,000 was reported at $.05 per share on sales of $3,113,000.

John Folkerth, Shopsmith CEO said, “Our first quarter results were disappointing, reflecting a 10.5% decline in sales over the same period a year ago. Our increase in operating expenses was due to increased expenditures on sales representative training costs. Training was done to both increase the number of Mark V sales representatives, as well as to increase the effectiveness of existing sales representatives.”

Founded in 1972, Shopsmith, Inc. manufactures the Mark V product line (a five-in-one multipurpose woodworking tool) in Dayton, Ohio. The products are marketed via direct mail, the Internet and live demonstrations throughout the United States, Canada and England.

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Results for the Quarters Ended

	July 3,	July 5,
	2004	2003
Net sales	$2,787,000	$3,113,000
Gross profit	1,392,000	1,531,000
Loss before income taxes	(457,000)	(124,000)
Income tax benefit	—	—
Net loss	(457,000)	(124,000)
Net loss per common share-Basic	(0.18)	(0.05)
Net loss per common share-Diluted	(0.18)	(0.05)